SPECIAL POWER OF ATTORNEY

THE STATE OF CALIFORNIA

COUNTY OF
SANTA CLARA

KNOW ALL MEN BY THESE PRESENTS:

THAT I, V. Gene
Hodges, of Mountainview, California, do hereby appoint each of Kent H. Roberts, Stephen C. Richards, Roger A. Crabb and Sylvia Garcia-Lechelt,or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To prepare, sign and file
Forms 4 and Forms 5 with the Securities and Exchange Commission with respect to holdings in Networks Associates, Inc.

This instrument is
to be construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.

IN WITNESS WHEREOF, I
hereunto set my hand this 8th day of October, 2002.

/s/ V. Gene Hodges